As Filed With the Securities and Exchange Commission

on May 9, 2024

Registration No. 333-211214

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Ryman Hospitality Properties, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	73-0664379
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Gaylord Drive Nashville, Tennessee 37214 (Address, including zip code, of principal executive offices)

Ryman Hospitality Properties, Inc. 2016 Omnibus Incentive Plan Ryman Hospitality Properties, Inc. 2024 Omnibus Incentive Plan
(Full title of the plans)

Scott J. Lynn, Esq.

Executive Vice President, General Counsel and Secretary

Ryman Hospitality Properties, Inc.

One Gaylord Drive

Nashville, Tennessee 37214

(Name and address of agent for service)

(615) 316-6000

(Telephone number, including area code, of agent for service)

With copy to:

F. Mitchell Walker, Jr., Esq. Bass, Berry & Sims PLC 150 Third Avenue South, Suite 2800 Nashville, Tennessee 37201 (615) 742-6200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer 🗹	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

Ryman Hospitality Properties, Inc., a Delaware corporation (the “Registrant” or the “Company”), previously filed its Registration Statement on Form S-8 (Registration No. 333-211214) with the United States Securities and Exchange Commission (the “Commission”) on May 6, 2016 (the “Registration Statement”) with respect to 1,800,000 shares of the Registrant’s Common Stock, par value $0.01 per share (the “Common Stock”), issuable under the Ryman Hospitality Properties, Inc. 2016 Omnibus Incentive Plan (the “2016 Plan”).

On May 9, 2024 (the “Effective Date”), the Registrant’s stockholders approved the Ryman Hospitality Properties, Inc. 2024 Omnibus Incentive Plan (the “2024 Plan”). Following the Effective Date, no further awards may be granted pursuant to the 2016 Plan (awards granted under the 2016 Plan prior to the Effective Date will remain outstanding in accordance with the terms of the 2016 Plan and any applicable award agreement). Pursuant to the terms of the 2024 Plan, 364,262 shares of Common Stock that remained unissued and available for grant under the 2016 Plan following the Effective Date (the “Remaining Share Reserve”) were carried forward and are now available for issuance under the 2024 Plan. In addition, if any award granted under the 2016 Plan, but which after the Effective Date, terminates, expires unexercised or is settled for cash, forfeited, or canceled without the delivery of shares of Common Stock under terms of the 2016 Plan, any shares of Common Stock subject to such award shall be added to the Remaining Share Reserve (any such shares, together with the Remaining Share Reserve, being the “Carried Forward Shares”).

The Registrant is filing this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 (Registration No. 333-211214) (this “Post-Effective Amendment”) pursuant to Item 512(a)(1)(iii) of Regulation S-K and Commission Compliance and Disclosure Interpretation 126.43 to amend the Registration Statement to register the offer of the Carried Forward Shares under the 2024 Plan (as such shares can no longer be issued under the 2016 Plan). For avoidance of doubt, the Registrant is not registering any additional shares of Common Stock pursuant to this Post-Effective Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to participants in the plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant is not filing such documents with the Commission, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission, pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on February 23, 2024 (including portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 4, 2024);

(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed with the Commission on May 2, 2024;

(3)	The Registrant’s Current Reports on Form 8-K filed with the Commission on March 28, 2024, and May 9, 2024; and

(4)	the description of the Registrant’s Common Stock contained in Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 25, 2020, and any subsequent amendments and reports filed to update that description.

Except to the extent that information therein is deemed furnished and not filed pursuant to the Exchange Act, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

In no event, however, unless stated otherwise in the applicable report, will any information that the Registrant has disclosed or will disclose under Item 2.02 or 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL grants each corporation organized thereunder the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made pursuant to Section 145(b) of the DGCL in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 145(a) and (b) of the DGCL, as described in the preceding paragraphs, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify the person against such liability under the provisions of the DGCL.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation, or an amendment thereto, to eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except with respect to (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (v) an officer in any action by or in the right of the corporation.

The Company’s Amended and Restated Certificate of Incorporation (the “Charter”) provides that a director will not be personally liable to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except to the extent that such exemption from liability is not permitted under Delaware law as then in effect or as it may be amended; for any breach of the director’s duty of loyalty to the Company or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; under Section 174 of the DGCL, which concerns the unlawful payment of dividends or an unlawful stock purchase or redemption; or for any transaction from which the director derived an improper personal benefit.

The Company’s Charter and its Second Amended and Restated Bylaws (the “Bylaws”) each grant its directors and officers a right to indemnification to the fullest extent authorized or permitted by the DGCL (as now or hereafter in effect) for all expenses, liabilities and losses reasonably incurred by each director or officer who was or is made, or is threatened to be made, a party or witness to any threatened, pending or completed action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that while they are or were the Company’s directors or officers, they are or were serving at the Company’s request as directors or officers of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Notwithstanding the foregoing, except for proceedings to enforce rights to indemnification, the Company is not obligated to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such persons unless such proceeding (or part thereof) was authorized or consented to by the Company’s board of directors. The right to indemnification in the Company’s Charter and Bylaws includes the right to have expenses incurred by officers and directors in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized in the Company’s organizational documents. The Company’s Bylaws provide that such expenses incurred by former directors and officers may be so paid upon such terms and conditions, if any, as the Company deems appropriate.

The Company’s Charter and Bylaws provide that any repeal or modification of the limitation of liability and indemnification provisions summarized above will only be prospective and will not affect the rights of current or former directors or officers under these provisions in effect at the time of the alleged occurrence of any acts, omissions, facts or circumstances occurring prior to such repeal or modification.

The Company is party to indemnification agreements between it and each of the Company’s directors and officers. These indemnification agreements are intended to complement the indemnification protection under the DGCL and the Company’s Charter and Bylaws and to provide for indemnification of these directors to the fullest extent permitted by applicable law.

The Company maintains insurance on behalf of any person who is or was a director or officer of the Company, or is now or was serving at the Company’s request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power or the obligation to indemnify him against such liability under the provisions of the Company’s Charter or Bylaws.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed October 1, 2012).

4.2	Second Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed February 24, 2023).

4.3	Specimen of Common Stock certificate of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed September 24, 2012).

5.1*	Opinion of Bass, Berry & Sims PLC

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

99.1	Ryman Hospitality Properties, Inc. 2024 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 9, 2024)

*            Filed herewith

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on this 9th day of May, 2024.

Ryman Hospitality Properties, Inc.

By:	/s/ Mark Fioravanti
Mark Fioravanti
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Mark Fioravanti and Scott J. Lynn, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Colin V. Reed	Executive Chairman of the Board of Directors	May 9, 2024
Colin V. Reed

/s/ Rachna Bhasin	Director	May 9, 2024
Rachna Bhasin

/s/ Alvin Bowles, Jr.	Director	May 9, 2024
Alvin Bowles, Jr.

/s/ William E. Haslam	Director	May 9, 2024
William E. Haslam

/s/ Erin Mulligan Helgren	Director	May 9, 2024
Erin Mulligan Helgren

/s/ Fazal F. Merchant	Director	May 9, 2024
Fazal F. Merchant

/s/ Christine Pantoya	Director	May 9, 2024
Christine Pantoya

/s/ Robert S. Prather, Jr.	Director	May 9, 2024
Robert S. Prather, Jr.

/s/ Michael I. Roth	Director	May 9, 2024
Michael I. Roth

/s/ Mark Fioravanti	Director, President and Chief Executive	May 9, 2024
Mark Fioravanti	Officer (Principal Executive Officer)

/s/ Jennifer Hutcheson	Executive Vice President, Chief	May 9, 2024
Jennifer Hutcheson	Financial Officer and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)